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                                                                Exhibit 10.52


                       TELECOM COMPLIANCE SERVICES, INC.
                          STANDARD SERVICES AGREEMENT

     THIS STANDARD SERVICES AGREEMENT (this "Agreement") is made effective the 29th day of June, 2000, by and between Telecom Compliance Services, Inc., a Georgia corporation with offices at 6455 East Johns Crossing, Suite 285, Duluth, Georgia, 30097 (hereinafter "TCS") and IP Voice Communications Inc., a Delaware corporation, with offices at 5050 North 19th Avenue, Suite 416, Phoenix, AZ 85015 (hereinafter "Client"). The parties, intending to be legally bound, agree as follows.

                         W  I  T  N  E  S  S  E  T  H:

     WHEREAS, TCS is a provider of regulatory compliance services; and

     WHEREAS, Client is a provider of telecommunications services and desires to engage TCS to provide regulatory compliance services to Client; and

     WHEREAS, TCS desires to perform regulatory compliance services for Client.

     NOW THEREFORE, for and in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TCS and Client, intending to be legally bound, hereby agree as follows:

1. SCOPE OF AGREEMENT: TCS agrees to provide to Client the services which are set forth in Schedule 1 which is attached hereto (the "Services"). This Agreement shall begin on the date hereof and shall continue until June 30, 2002. The term of this Agreement is for two (2) years. Client may terminate this Agreement prior to the expiration of the two year term by providing written notice to TCS, with a detailed explanation, that TCS is not performing the services provided hereunder to the reasonable satisfaction of Client ("TCS Default"). Provided, however, that after receiving notice of a TCS Default and for a period of 90 days thereafter, TCS shall have the opportunity to cure any such TCS Default. In the event of any early termination hereunder by Client, Client shall be responsible to pay for all TCS services through the date of such termination, which payment shall be made prior to such termination.

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2.   FEES: Client agrees to pay to TCS the fees for the Services which are set forth in Schedule 2 which is attached hereto. There shall be added to the fees for services rendered under this Agreement amounts equal to any applicable taxes however designated, levied or based on this Agreement or the services rendered hereunder, exclusive of taxes based on net income. Should TCS, during the term of this Agreement, perform services for Client that are not specified in Schedule 1, fees for such additional services will be billed as mutually agreed upon by the parties and such services will be billed in addition to the fees set forth in the Schedule 2. Client will be billed for the cost of postage or overnight delivery for shipping any reports, documents, or information, and for copies. Client will not be billed for telephone or facsimile expenses.

3. TERMS OF PAYMENT: All payments due TCS under this Agreement will be remitted by Client as set forth in Schedule 2. Payments not remitted by Client in accordance with the terms hereof will be subject to a late payment charge of one-and one-half percent (1.5%) per month.

4. DATA PREPARATION: All documents, instruments and data supplied by Client to TCS will be supplied in accordance with the previously agreed upon time requirements and specifications set forth in Schedule 1. Client shall be responsible for all consequences of its failure to supply TCS with accurate documents and data within prescribed time periods. Client agrees to retain duplicate copies of all documents, instruments and data supplied by Client to TCS hereunder; or, if the production and retention of such copies is not practical, Client holds TCS blameless for loss or damage to said documents. Client is responsible for the accuracy and completeness of its own information and documents and Client is responsible for all of its acts, omissions and representations pertaining to or contained in all such information or documents. Unless Client previously informs TCS in writing of exceptions or qualifications, TCS has the right to rely upon the accuracy and completeness of the information and documents provided by Client and TCS assumes no liability for services performed in reliance thereon.

     TCS shall inform Client of any erroneous, inaccurate or incomplete information or documents from the Client to the extent such becomes apparent or known to TCS. However, unless expressly accepted in writing as a part of the service to be performed, TCS shall have no obligation to audit or review Client's information or documents for accuracy or completeness.

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5.   PROPRIETARY RIGHTS:

     (a) Client acknowledges that all materials (except those delivered by the Client to TCS), programs, processes and techniques used or prepared by TCS in connection with the work performed or services rendered by it hereunder shall at all times be and remain the exclusive property of TCS and are confidential and proprietary. Delivery of such proprietary information to Client shall be solely for the purpose of delivery of TCS's services hereunder.

     (b) Client and TCS agree that their officers, employees and agents shall maintain all information disclosed to it by the other party in connection with this Agreement in confidence and will not disclose any such information to anyone else, nor use it for their own benefit or the benefit of others without the written consent of the other party; provided, however, that either party shall have the right to use any such information for its own necessary internal purpose while this Agreement is in effect. Protected information shall not include information: (i) which was or becomes part of the public domain; (ii) was lawfully received from a third party free of any obligation of confidentiality to such third party; or (iii) is legally required to be disclosed.

     (c) Anything to the contrary in this paragraph notwithstanding, TCS does not claim a proprietary right in any report or document prepared for filing for the Client hereunder.

6.   LIMITATION OF LIABILITY:

     (a) Client agrees that regardless of the claim or the form in which any legal or equitable action may be brought by Client, or by any other party, against TCS as a result of this Agreement or any work performed or services rendered hereunder, including all machine and human errors, shall be limited to compensatory damages only and in an amount not to exceed the amount paid to TCS by Client for the limited and particular service which gave rise to the particular claim asserted. TCS SHALL NOT BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RELATED TO OR ARISING OUT OF THIS AGREEMENT.

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     (b) Unless caused by TCS's negligence or willful misconduct, TCS shall not be liable or responsible to Client or any other party for any loss or damage which they, or any of them, may suffer or incur by reason of TCS's failure to furnish such report or document within the time period required. TCS shall not be liable to any jurisdiction for any filing fees, regulatory assessments or similar exactions by any jurisdiction relating to any services hereunder, the same being solely the Client's responsibility. If Client is assessed any late fees or penalties for Reports which are not timely filed due solely to TCS's actions or inactions, TCS shall be responsible to reimburse Client for such fees and penalties.

     (c) Intentionally Omitted.

7. FREEDOM TO CONTRACT: The parties hereto acknowledge that they are both free to enter into this Agreement and are in no way restrained from doing so by any governmental or regulatory agency decrees, opinions, rules, regulations or decisions.

8. NOTICE: Any notices pertaining to this Agreement shall be set forth in writing and forwarded by registered or certified mail to the parties at the addresses hereinabove set forth or to any changes which may be given in writing.

9. ENTIRE AGREEMENT: This Agreement (including materials included herein by reference) contains the entire agreement between the parties with respect to its subject matter and supersedes all existing agreements between them concerning its subject matter. No oral statements, representations or prior written material not contained in this Agreement or incorporated herein shall have any force or effect. This Agreement shall not be modified in any way except by writing subscribed by both parties.

10. GOVERNING LAW: This agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia.

11. ASSIGNABILITY: This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and assigns, including without limitation, any successor to either party resulting by reason of corporate merger or consolidation.

13. SEVERABILITY: If any provision or paragraph of this Agreement is held invalid, such invalidity shall not affect other provisions of this Agreement.



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14.  INTENTIONALLY OMITTED:

15. NON-WAIVER: No waiver or failure to exercise any option, right or privilege under the terms of this Agreement on any occasion or occasions shall be construed to be a waiver of the same or any other option, right or privilege on any other occasion.

16. HEADINGS: Titles and headings used herein are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

     BOTH PARTIES REPRESENT THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate counterparts, each of which shall be deemed an original.

TELECOM COMPLIANCE SERVICES, INC.           CLIENT


By: /s/ Lance J.M. Steinhart                By:  /s/ Barbara S. Will
    -------------------------------             -------------------------------
     Lance J.M. Steinhart

Its: Chief Executive Officer                ITS: President & COO
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                                   SCHEDULE 1
                        SERVICES TO BE PERFORMED BY TCS

     TCS will prepare, and calculate all required payments, for all reports required to be submitted by Client to the various state public utility and service commissions OR THEIR ADMINISTRATORS (SUCH AS NECA) in connection with Client's provision of intrastate interexchange and local exchange telephone services (the "Reports"). TCS also will prepare Telecommunications Relay Service and Universal Service filings required by the Federal Communications Commission. TCS will not prepare or be responsible for any sales, use, franchise or any other tax related forms or reports, unless agreed to in writing as an amendment to this Agreement or through a separate agreement.

     TCS will also prepare and calculate all required payments, for all annual reports to be submitted by Client to the various secretaries/departments of state, for states in which Client is authorized to transact business as a foreign corporation (or limited liability company).

     Client shall supply all information required to complete, calculate the required payments, and submit the Reports to TCS at least 30 days prior to the due date of each Report. TCS shall complete all Reports and calculate all required payments and supply to Client prior to the due date of each Report.

     TCS is not responsible to verify the data supplied by Client, and Client is responsible to review all Reports for accuracy prior to filing.



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                                   SCHEDULE 2

                                PAYMENT SCHEDULE


$30,000 per year, plus $750 per state per year in which the company is required to file as a facilities-based carrier, with a maximum of $39,000 per year.

Total $39,000 max quarterly 7,500 Per Quarter - please make a check - for 7,500 to TCS (Telecom Compliance Services, Inc.)

                                 H.B. 6/30/2000.



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